Filed Pursuant to Rule 424(b)(3)
1933 Act No. 333-271186
Prospectus supplement dated May 16, 2023
to the following prospectus(es):
Nationwide Defined Protection® Annuity prospectus dated May 1, 2023
This supplement updates certain information contained in your prospectus. Please read it and keep it with you prospectus for future reference.
The following changes are made to the prospectus:
For Contracts with applications signed on or after June 1, 2023, the Preferred Withdrawal Percentages are as follows:
Number of Completed Contract Years	Preferred Withdrawal Percentage
0	10.00%
1	10.00%
2	10.00%
3	10.00%
4	10.00%
5	10.00%
6+	10.00%
For Contracts with applications signed before June 1, 2023, the Preferred Withdrawal Percentages are as follows:
Number of Completed Contract Years	Preferred Withdrawal Percentage
0	7.00%
1	7.00%
2	7.00%
3	7.00%
4	7.00%
5	7.00%
6+	10.00%
PROS-0720